EXHIBIT 99.1

CONTACT:

Leslie Green

Stapleton Communications Inc.

650.470.0200

leslie@stapleton.com

Rainmaker Improves Net Revenue and Gross Profit in FY03

Announces New Client and Expanded Relationship With Existing Client

SCOTTS VALLEY, Calif., Feb. 3, 2004—Rainmaker Systems, Inc. (Nasdaq: RMKR) a leading outsource provider of sales and marketing programs for service contracts, today reported financial results for the fourth quarter and fiscal year ended Dec. 31, 2003.

Financial Results for the Year Ended Dec. 31, 2003

For the year ended Dec. 31, 2003, net revenues were $41.3 million, up 5 percent from net revenues of $39.3 million for the year ended Dec. 31, 2002.

Gross billings in 2003 totaled $64.0 million up 38 percent from $46.5 million in 2002. (For more detail, please see the reconciliation of gross billings to net revenue presented in accordance with generally accepted accounting principles (GAAP) within the attached financial tables.)

Gross profit for 2003 was $13.5 million, up 23 percent from $11.0 million reported in 2002.

Net loss for the year ended Dec. 31, 2003, was $3.1 million or $0.08 per share. This represents a 13 percent improvement from a net loss of $3.5 million or $0.09 per share in 2002.

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Rainmaker Improves Net Revenue, Gross Profit and Net Loss in FY03

Feb. 3, 2004

Financial Results for the Fourth Quarter Ended Dec. 31, 2003

“While the fourth quarter is typically a more modest quarter for us than the third quarter, our results demonstrated that we are continuing to increase the volume of business that we manage while effectively managing our expenses,” said Michael Silton, chief executive officer. “Our net revenue results reflect the seasonal mix in client contributions and were in line with our expectations.”

Net revenue for the fourth quarter of 2003 was $10.2 million, compared with $11.0 million in the third quarter of 2003 and $10.5 million in the fourth quarter of 2002.

Gross billings in the fourth quarter of 2003 were $17.4 million, compared with $16.8 million in the third quarter of 2003, and with $13.9 million in the fourth quarter of 2002.

Gross profit in the fourth quarter was $3.5 million dollars. This compares with gross profit of $3.7 million reported in the third quarter, which includes $150,000 from a one-time margin incentive promotion by one of the company’s clients. Gross profit in the fourth quarter of 2002 was $3.0 million.

Net loss in the fourth quarter was $658,000 or a loss of $0.02 per share. This compares with a net loss of $693,000 or a loss of $0.02 per share reported in the third quarter and with a net loss of $291,000 or a loss of $0.01 per share reported in the fourth quarter a year ago.

Total cash and cash equivalents at Dec. 31, 2003 were $6.0 million compared with $6.1 million at Sept 30, 2003. Rainmaker recently negotiated a line of credit from Bridge Bank for $3.0 million to provide additional working capital which will become available during the first quarter of 2004.

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Rainmaker Improves Net Revenue, Gross Profit and Net Loss in FY03

Feb. 3, 2004

Rainmaker Signs New Client

Rainmaker is pleased to announce that it has signed another industry-leading client. This new client has revenue of over $1 billion and is a provider of full life-cycle information technology (IT) solutions to large and medium-sized organizations throughout the United States. Their clients include Fortune 1000 enterprises, vertical industry leaders, major technology equipment providers, leading edge systems integrators and wireless technology providers. Under the two-year agreement, Rainmaker will renew and reactivate service contracts for select computer products sold through this new client.

Rainmaker Expands Relationship With Existing Client

Rainmaker has been awarded its third expansion with Dell. This quarter, Rainmaker will begin working with the public transactions group, which handles smaller accounts within the Public Division of Dell. This division works with public sectors such as government, healthcare and education.

Management Qualitative Comments

“2003 was an important year for Rainmaker,” said Silton. “In addition to achieving improvement in all of our key metrics including net revenue, gross billings, gross profit and net loss, we laid a strong foundation for growth in 2004. We entered 2003 with three clients on our ten percent list and one client, Dell, that seemed to hold strong potential. Over the course of the year, we signed five new clients and, by executing to our existing clients’ expectations, were awarded significant expansions within many of our clients. This puts us in a great position as we enter 2004 with significant signed opportunities that are ready to ramp. While we expect to continue to win new clients and new expansions, we believe we can achieve positive cash flow and EBITDA breakeven in the first quarter by beginning to ramp the business we currently have. This gives us great confidence in our prospects for 2004.

“Looking at the coming year, our strategy will continue to be to identify top companies, establish a relationship and then to expand across new divisions and business segments.

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Rainmaker Improves Net Revenue, Gross Profit and Net Loss in FY03

Feb. 3, 2004

Some of the companies and divisions that we may work with in 2004 are outside of our traditional hardware manufacturer and software market. We are ready to demonstrate that our services are applicable nearly anywhere a service contract is sold.

“We are beginning this year with a solid base of existing clients, several new clients and client expansions that are signed and beginning their ramp phase and a very robust pipeline of both new client prospects and existing client expansions. This gives us a tremendous starting point for 2004. With proven services, fiscal discipline and tangible opportunity, we expect to achieve strong growth in the year ahead.”

Guidance

Rainmaker expects to show growth and financial improvement in 2004. For the first quarter, the company anticipates a rebound from the seasonality that it experienced in the fourth quarter of 2003. It also expects to see some early contributions from newer clients. Therefore, the company anticipates first quarter gross billings to be in the range of $18 to $19 million. Gross profit is expected to be between $3.7 to $3.8 million. The company anticipates loss per share to be $0.01 and that earnings before interest, taxes depreciation and amortization will be approximately breakeven. The company expects to achieve positive cash flow for the first quarter.

Rainmaker expects continued growth in gross billings and gross profit in the second quarter as new clients continue ramping.

Conference Call

The company will hold a conference call to discuss its fourth quarter results today at 1:30 p.m. PT. Those wishing to participate should call (773) 756-4602 using the password “Rainmaker” at approximately 1:20 p.m. PT. A replay of the call will be available for two weeks by dialing (402) 220-3533. A web cast of the conference call as well as the company’s prepared comments in written form will be available for one month on www.rmkr.com.

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Rainmaker Improves Net Revenue, Gross Profit and Net Loss in FY03

Feb. 3, 2004

About Rainmaker Systems

Rainmaker Systems is the leading outsource provider of sales and marketing programs. Rainmaker’s cost-effective programs generate service revenue and promote customer retention for its clients. Core services include professional telesales, direct marketing and hosted e-commerce. Additional services include customer database enhancement, CRM technology integration and order management. These services are available individually or as an integrated solution.

For more information, visit www.rmkr.com.

Some of the information in this press release may contain projections or other forward-looking statements regarding future events or the future financial performance of the Company. We wish to caution you that these statements involve risks and uncertainties and actual events or results may differ materially. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements are general market conditions, unfavorable economic conditions, our ability to execute our business strategy, the effectiveness of our sales team and approach, our ability to target, analyze and forecast the revenue to be derived from a client and the costs associated with providing services to that client, the date during the course of a calendar year that a new client is acquired, the length of the integration cycle for new clients and the timing of revenues and costs associated therewith, our client concentration given that the Company is currently dependent on a few large client relationships, potential competition in the marketplace, the ability to retain and attract employees, market acceptance of our service programs and pricing options, our ability to maintain our existing technology platform and to deploy new technology, our ability to sign new clients and control expenses, the possibility of the discontinuation of some client relationships, the financial condition of our clients’ business and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including our recent filings on Forms 10-K and 10-Q.

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Rainmaker Systems, the Rainmaker logo and Contract Renewals Plus are registered with the U.S. Patent and Trademark Office. All other service marks or trademarks are the property of their respective owners.

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Rainmaker Improves Net Revenue, Gross Profit and Net Loss in FY03

Feb. 3, 2004

RAINMAKER SYSTEMS, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share and per share data)

	December 31, 2003	December 31, 2002 *
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$5,950	$8,128
Accounts receivable, less allowance for doubtful accounts of $207 in 2003 and $342 in 2002	5,952	5,602
Prepaid expenses and other current assets	1,007	1,325

Total current assets	12,909	15,055
Property and equipment, net	2,808	3,544
Other noncurrent assets	100	82

Total assets	$15,817	$18,681

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,213	$8,672
Accrued compensation and benefits	369	881
Accrued restructuring and related charges	—	223
Other accrued liabilities	773	822
Obligations under financing arrangements	504	685
Current portion of capital lease obligations	80	499

Total current liabilities	11,939	11,782

Capital lease obligations, less current portion	31	96

Stockholders’ equity:
Preferred stock, $0.001 par value; 20,000,000 shares authorized, none issued and outstanding	—	—
Common stock, $0.001 par value; 80,000,000 shares authorized, 39,168,558 and 38,831,468 outstanding at December 31, 2003 and December 31, 2002, respectively	39	38
Additional paid-in capital	56,847	56,745
Accumulated deficit	(53,039)	(49,980)

Total stockholders’ equity	3,847	6,803

Total liabilities and stockholders’ equity	$15,817	$18,681

*	Derived from the Company’s audited financial statements as of December 31, 2002.

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Rainmaker Improves Net Revenue, Gross Profit and Net Loss in FY03

Feb. 3, 2004

RAINMAKER SYSTEMS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002*
Net services revenue	$10,219	$10,477	$41,258	$39,312
Cost of services revenue	6,752	7,487	27,719	28,264

Total gross profit	3,467	2,990	13,539	11,048

Operating expenses:
Sales and marketing	1,986	1,174	7,335	4,786
Technology	366	507	1,731	2,586
General and administrative	1,434	1,570	6,056	5,857
Depreciation and amortization	366	397	1,497	1,906
Recoveries of restructuring and other related charges	(23)	(205)	(23)	(240)

Total operating expenses	4,129	3,443	16,596	14,895

Operating loss	(662)	(453)	(3,057)	(3,847)

Interest and other (expense) income, net	3	(65)	(25)	(31)

Loss before income taxes	(659)	(518)	(3,082)	(3,878)

Income tax benefit	(1)	(227)	(23)	(373)

Net loss	$(658)	$(291)	$(3,059)	$(3,505)

Basic and diluted net loss per share	$(0.02)	$(0.01)	$(0.08)	$(0.09)

Weighted average common shares outstanding—basic and diluted	39,124	38,792	38,957	38,684

*	Derived from the Company’s audited financial statements for the year ended December 31, 2002.

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Rainmaker Improves Net Revenue, Gross Profit and Net Loss in FY03

Feb. 3, 2004

RAINMAKER SYSTEMS, INC.

RECONCILIATION OF NET LOSS (U.S. GAAP) TO EBITDA

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net Loss	$(658)	$(291)	$(3,059)	$(3,505)

Add:
Non-cash charges for depreciation and amortization	366	397	1,497	1,906
Interest and other expense / (income)	(3)	65	25	31
Less: Income tax expense / (benefit)	(1)	(227)	(23)	(373)

	362	235	1,499	1,564

EBITDA	$(296)	$(56)	$(1,560)	$(1,941)

	Three Months Ended March 31, 2004
Net Loss	$(420)

Add:
Non-cash charges for depreciation and amortization	425
Interest and other expense / (income)	(5)
Less: Income tax expense / (benefit)	—

	420

EBITDA	$—

EBITDA is a non-GAAP measure of the Company’s financial performance used as an indicator to cash flow and calculated as operating earnings before interest, taxes, depreciation and amortization expenses. The company utilizes EBITDA, among other measures, to evaluate the performance of its business. EBITDA should be considered in addition to, not as a substitute for, the Company’s Operating Loss, Net Loss and various cash flow measures (e.g., Cash Provided or Used by Operations), as well as other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

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Rainmaker Improves Net Revenue, Gross Profit and Net Loss in FY03

Feb. 3, 2004

RAINMAKER SYSTEMS, INC.

RECONCILIATION OF NET SERVICES REVENUE (U.S. GAAP) TO GROSS BILLINGS

AND NET REVENUE DAYS SALES OUTSTANDING TO

GROSS BILLINGS DAYS SALES OUTSTANDING

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2003	2002	2003	2002
Net services revenue	$10,219	$10,477	$41,258	$39,312
Difference between the amount invoiced to our clients’ customers and the amount earned by us under the transaction	7,222	3,410	22,710	7,174

Gross billings	$17,441	$13,887	$63,968	$46,486

Net accounts receivable September 30	$5,390	$5,508
Net accounts receivable December 31	5,952	5,602

Average net accounts receivable	$5,671	$5,555

Number of days in quarter	92	92

Net services revenue per day	$111	$114

Gross billings per day	$190	$151

Net revenue days sales outstanding	51	49

Gross billings days sales outstanding	30	37

	Three Months Ended March 31,
	2004	2004
Net services revenue	$10,400	$11,000
Difference between the amount invoiced to our clients’ customers and the amount earned by us under the transaction	7,600	8,000

Gross billings	$18,000	$19,000

A substantial amount of the company’s sales transactions are reported based on the gross amounts Rainmaker bills to customers for client products and services; however, the company also sells products and services on behalf of its clients whereby it records revenue equal to the net amount that it earns in the transaction. The company believes that gross billings, a measurement of the total volume of amounts billed by the company to customers for its clients’ products and services, provides a meaningful indication of the volume of Rainmaker’s business activity.